      [KRIEG DeVAULT ALEXANDER & CAPEHART LETTERHEAD]

     March 24, 1998

     Board of Directors                      Board of Directors
     Environmental Test Systems, Inc.        Hach Company
     23575 County Road 106                   5600 Lindbergh Drive
     Elkhart, Indiana  46514                 Loveland, Colorado 80538

          RE: Merger of Environmental Test Systems, Inc. into Hach Acquisition Corp.

     Ladies and Gentlemen:

          The respective Boards of Directors of Environmental Test Systems, Inc. ("ETS") and Hach Company ("Hach") have requested our opinion as to certain federal income tax consequences of a reorganization involving Hach, Hach Acquisition Corp. ("Mergerco") and ETS.

           In summary, the proposed transaction involves the merger of ETS with and into Mergerco ("Merger"), with Mergerco as the surviving entity
     ("Surviving Entity").   In consideration of the proposed Merger,
     non-dissenting ETS Class A Common Stock shareholders will receive Class A Common Merger Consideration (as hereinafter defined) and cash for any fractional share interest of Hach Common Stocks (as hereinafter defined) to be received in the exchange and the non-dissenting ETS Class B Common Stock shareholders will receive Class B Common Merger Consideration (as hereinafter defined) and cash for any fractional share interest of Hach Common Stocks to be received in the exchange. Upon and after consummation of the proposed transaction, Mergerco will continue as a wholly-owned subsidiary of Hach.

                                        FACTS

          In connection with the Merger, the following facts have been provided to us, and we have relied upon them for purposes of this opinion:

          A.   HACH COMPANY

          Hach maintains its principal office at 5600 Lindbergh Drive, Loveland, Colorado 80538. Hach is a corporation duly incorporated and existing under the laws of the State of Delaware. As of March 2, 1998, Hach had 25,000,000 shares of voting, $1.00 par value, common stock authorized, of which approximately 8,257,897 shares were issued and outstanding ("Hach Common Stock"), and 20,000,000 shares of voting, no par value Class

Environmental Test Systems, Inc.
Hach Company
March 24, 1998
Page 2

     A common stock, of which approximately 8,243,137 shares were issued and outstanding ("Hach Class A Common Stock") (collectively, the Hach Common Stock and the Hach Class A Common Stock are hereinafter referred to as the "Hach Common Stocks"). The Hach Common Stocks are traded in the over-the-counter market and stock prices are reported on the Nasdaq National Market System.

          The following table sets forth, as of March 2, 1998, the number and percentage of outstanding shares beneficially owned by each person known by Hach to own beneficially more than 5% of the outstanding shares of the Hach Common Stocks, by each director and named executive officer of Hach, and by all the directors and executive officers of Hack as a group.

             NAME                          HACH COMMON STOCK        HACH CLASS A COMMON STOCK
             ----                          -----------------        -------------------------
                                         Number of                   Number of
                                          Shares        Percent        Shares            Percent
     Kathryn C. Hach-Darrow .......   4,573,891(1)(2)     54.46%    4,573,891(1)(2)       54.56

     Hach Company Employee Stock
     Ownership Plan and Trust .....     702,762(3)         8.37       702,762(3)           8.38

     Bruce J. Hach ................     166,148(2)(4)(5)   1.98       166,148(2)(4)(5)     1.98

     Gary R. Dreher ...............      40,925(2)(4)(6)     *        166,148(2)(4)(6)     *

     Joseph V. Schwan .............      28,326(2)(4)        *         28,326(2)(4)        *

     Fred W. Wenninger ............      11,089(2)(4)        *         11,089(2)(4)        *

     John N. McConnell ............      18,545(2)(4)        *         19,423(2)(4)        *

     Linda O. Doty ................      19,432(2)(4)        *         19,423(2)(4)        *

     All current executive officers
     and directors as a group .....   5,037,467(2)(4)(7)  59.98     5,039,275(2)(4)(7)    60.11

     *    Less than 1%

Environmental Test Systems, Inc.
Hach Company
March 24, 1998
Page 3


     (1) The shares listed in the table above opposite Kathryn Hach-Darrow's name include 927,281 shares held in Mrs. Hack-Darrow's name. The shares listed above also include 2,014,400 shares which are held in three trusts created by the late Clifford C. Hach and which Mrs. Hack-Darrow has the power as trustee to vote and dispose of, namely, Kathryn C. Hach Marital Trust, the Clifford C. Hach Generation Skipping Trust, and the Clifford C. Hach Family Trust, all three of which Trusts were created under an agreement dated August 30, 1998, by Clifford C. Hach. Mrs. Hach-Darrow has the power to vote and dispose of the shares held in the Marital, Generation Skipping and Family Trusts. In addition, the shares listed above opposite Mrs. Hach-Darrow's name include 1,511,415 shares owned by C&K Enterprises, Ltd., as to which Mrs. Hach-Darrow and the Kathryn C. Hach Marital Trust have voting and investment powers, 120,782 shares owned by the Hach Scientific Foundation, a charitable foundation, and 3 shares allocated to Mrs. Hach-Darrow's account under the Employee Stock Ownership Plan (the "Hach ESOP"). Mrs. Hach-Darrow is President and a co-trustee of the Foundation and shares voting and investment powers with respect to the shares held by the Foundation. The business address of Mrs. Hach-Darrow is 5600 Lindbergh Drive, Loveland, Colorado 80537.

     (2)  Excludes 147,979 shares owned by the Hach Company 401(k)
          Plan. Hach through its board of directors has the power to vote such shares. In addition, the co-trustees of the 401(k) Plan share investment power with respect to those shares.
          Also excludes shares of the Hach ESOP, as to which the Company through its Board of Directors, and the ESOP's co-trustees, have investment power. The co-trustees of each of the 401(k) Plan and the ESOP are Randall A. Petersen, Gary R. Dreher and Loel J. Sirovy. The Hach ESOP as of March 2, 1998 held a total of 702,762 shares, all of which were allocated to the accounts of plan participants. Shares accrued to the individual accounts of Bruce J. Hach and Gary R. Dreher are reflected in the table above and the amounts of the shares being held in said individual accounts are given in footnotes 5 and 6 to the above table. See footnote 3 to the above table with reference to the power to vote ESOP shares.

     (3) These shares are allocated to the accounts of the individual employees of Hach Company who are participants in the Hach ESOP, and who have the power to vote the shares. The Trustees and Hach have investment power over the stock held in the

Environmental Test Systems, Inc.
Hach Company
March 24, 1998
Page 4

          Plan. The business address of the ESOP is 5600 Lindbergh Drive, Loveland, Colorado 80537.

     (4) The shares reported in the above table include shares of Existing Common Stock which can be acquired within 60 days of March 2, 1998 through the exercise of options: Mr. Hach - 10,666 Common, 10,666 Class A; Mr. Dreher - 20,666 Common, 20,666 Class A; Mr. Schwan - 11,089 Common, 11,089 Class A; Ms. Doty - 11,089 Common, 11,089 Class A; Mr. McConnell - 11,089 Common, 11,089 Class A; and Mr. Wenninger - 11,089 Common, 11,089 Class A; and Directors and executive officers as a group - 140,270 Common, 140,270 Class A. Each individual option shares are also included in the number of shares of the Company issued and outstanding for purposes of calculating the percentage ownership of each individual in accordance with the rules and regulations of the Securities Exchange Act of 1934, as amended. These persons also have options not exercisable within 60 days of March 2, 1998 by which they can acquire the following additional shares of Existing Common Stock: Mr. Hach - 9,334 Common, 27,334 Class A; Mr. Dreher - 9,334 Common, 27,334 Class A; and Directors and executive officers as a group - 57,337 Common, 164,337 Class A. These shares are not included in the above table or in the percentage ownership calculations.

     (5)  Excludes 64,644 shares held by Robert O. Case and Bruce
          J. Hach as co-trustees of eight irrevocable trusts for the benefit of the grandchildren of Kathryn Hach-Darrow. Robert
          O. Case and Bruce J. Hach have shared investment and voting powers with respect to those shares. Three of the beneficiaries of the trusts are the children of Bruce J. Hach. Also excludes 206,400 shares held in separate shares in an irrevocable trust for the benefit of the grandchildren of Kathryn Hach-Darrow by Bank One - Loveland under an agreement dated June 30, 1975, between Kathryn Hach-Darrow and the late Clifford C. Hach as settlors, and The Northern Trust Company, as initial trustee. The Trust is being held for the benefit of the grandchildren of Kathryn Hach-Darrow and the late Clifford C. Hach, three of whom are the children of Bruce J. Hach. Also excludes 87,047 shares held by a partnership composed of the children of Kathryn Hach-Darrow and their spouses. Includes 5,612 shares held by the Hach ESOP which are accrued to the account of Bruce J. Hach and which he has the right to direct the Plan trustee to vote.

Environmental Test Systems, Inc.
Hach Company
March 24, 1998
Page 5

     (6) Includes 3,926 shares held by the Hach ESOP which are accrued to the account of Mr. Dreher and which he has the right to direct the Plan trustee to vote. Excludes an additional 698,836 shares owned by the Hach ESOP, for which Mr. Dreher as a co-trustee of the ESOP shares investment power.

     (7)  Includes the shares listed in the table above opposite
          Kathryn Hach-Darrow's name. Excludes (i) 144,300 shares held by the Hach's 401(k) Plan for the individual accounts of employees, other than executive officers and directors of Hach, (ii) 678,700 shares held by the Hach ESOP, which are allocated to the individual accounts of employees other than executive officers or directors of the Company, (iii) 271,044 shares referred to in footnote 5 to the table above, and (iv) 87,047 shares held by a partnership composed of the children of Kathryn Hach-Darrow and the late Clifford C. Hach and their spouses, as to which Bruce J. Hach, the President and a Director of the Company, is a partner. If all the shares referred to in the preceding sentence were included, the shares beneficially owned by officers and directors as a group would be 6,220,366 Common and 6,221,866 Class A, and the percent of each class would be 74.05% and 74.20% respectively.

          Hach maintains its accounting on a fiscal year basis, with an April 30 year end, and computes its income under the accrual method of accounting. Hach is the parent corporation of an affiliated group of subsidiaries ("Hach Group"). The Hach Group files a consolidated federal income tax return and will continue to file consolidated federal income tax returns after the effective time of the Merger.

          B.   HACH ACQUISITION CORP.

          Mergerco will have its principal office at 5600 Lindbergh Drive,
     Loveland, Colorado 80538.   Mergerco will be a corporation duly
     incorporated and existing under the laws of the State of Delaware. Mergerco will not own or operate any subsidiaries. Mergerco will have 1,000 shares of voting, no par value, common stock authorized, all of which will be issued and outstanding and held by Hach.

Environmental Test Systems, Inc.
Hach Company
March 24, 1998
Page 6

          Mergerco will maintain its accounting on a fiscal year basis, with an April 30 year end, and computes its income under the accrual method of accounting. Mergerco will file as a member of the Hach Group's consolidated federal income tax return.

          C.   ENVIRONMENTAL TEST SYSTEMS, INC.

          ETS maintains its principal office at 23575 County Road 106, Elkhart, Indiana 46514. ETS is a corporation duly incorporated and existing under the laws of the State of Indiana. As of December 31, 1997, ETS had 300,000 shares of voting, no par value, Class A common stock authorized, of which approximately 231,304 shares were issued and outstanding ("ETS Class A Common Stock"), and 1,000,000 shares of voting, no par value Class B common stock, of which approximately 692,228 shares were issued and outstanding ("ETS Class B Common Stock") (collectively, the ETS Class A Common Stock and the ETS Class B Class Common Stock are hereinafter referred to as the "ETS Common Stocks").

          The ETS Common Stocks are not actively traded and there has never
     been an established public trading market for ETS's stock.    ETS has no
     class or series of capital stock authorized other than the ETS Common Stocks. There are no options, warrants, commitments, calls, puts, agreements, understandings, arrangements or subscription rights relating to any shares of ETS Common Stocks, or any securities convertible into or representing the right to purchase or otherwise acquire any common stock or debt securities of ETS, by which ETS is or may become bound.

          The following table sets forth certain information as of March 1, 1998 as to the beneficial ownership of the outstanding ETS Common Stocks by each person known by ETS to own beneficially more than 5% of the outstanding shares of each class of ETS Common Stocks, by each director and named executive officer of ETS and by all current directors and executive officers of ETS as a group:

               NAME                             ETS CLASS A COMMON STOCK   ETS CLASS B COMMON STOCK
               ----                             ------------------------   ------------------------
                                                Number of      Percent      Number of      Percent
                                                 Shares                     Shares

Environmental Test Systems, Inc.
Hach Company
March 24, 1998
Page 7


     Harry T. Stephenson (1) ..............          - -            - -        476,756         68.87%

     Environmental Test Systems Inc.
     Employee Stock
       Ownership Plan and Trust(1) ........      231,304           100%            - -            - -

     John R. Gildea(1) ....................          - -            - -        125,472         18.13%

     Robert C. Boguslaski(1) ..............          - -            - -         90,000         13.00%

     Mark J. Stephenson ...................          - -            - -            - -            - -

     John P. Simon(2) .....................          227              *            - -            - -

     Kenneth A. Blake(2)                             245              *            - -            - -

     David A.N. Morris                               - -            - -            - -            - -

     All current executive officers and
     directors as a group                            775              *        602,228         87.00%

     *    less than 1%

     (1) The business address for each of Harry T. Stephenson, the ETS ESOP and John Gildea is c/o Environmental Test Systems, Inc. 23575 County Road, 106, P.O. Box 4659, Elkhart, Indiana 46514-0659. The business address for Robert C. Boguslaski is c/o Serim Research Corporation, 23565 Reedy Drive, Elkhart, Indiana 46514.

     (2) Represents shares allocated under the ETS ESOP in 1996. Allocations for 1997 are not calculable at this time.

          ETS maintains its accounting on a calendar year basis, and computes its income under the accrual method of accounting. ETS is the parent corporation of one (1) subsidiary (collectively, the "ETS Group"). The ETS Group files a consolidated federal income tax return.

Environmental Test Systems, Inc.
Hach Company
March 24, 1998
Page 8

                                       BUSINESS PURPOSES

          The shareholders of Hach and the shareholders of ETS desire to reorganize their stock interests to accomplish the following business objectives:

          1. To obtain greater financial and managerial strength for future growth and to achieve economies of scale and other operational benefits.

          2. To allow Hach and ETS to compete more effectively with other environmental services providers and to enable ETS to provide new or broader services to its customers.

          3. To provide the shareholders of ETS an interest in a more widely held enterprise that is potentially more liquid than the ETS Common Stocks.

          4. To allow Hach greater access to the environmental services market in the Elkhart, Indiana area.


                                 PROPOSED TRANSACTION

          As used herein, "Code" refers to the Internal Revenue Code of 1986, as amended, and "Regulations" refers to regulations promulgated thereunder by the Secretary of the Treasury, all as in effect as of the date of this opinion.

          To accomplish the objectives specified above, Hach, Mergerco and ETS have entered into an Agreement and Plan of Merger, dated January 21, 1998 ("Agreement"). Pursuant to the Agreement, the Merger will involve the merger of ETS with and into Mergerco, with Mergerco as the surviving entity. Mergerco will continue as a wholly-owned subsidiary of Hach.

          At the Effective Time, by virtue of the Merger and without any action on the part of Hach, Mergerco, ETS or the holder of any of the following securities:

Environmental Test Systems, Inc.
Hach Company
March 24, 1998
Page 9

               (i) each share of ETS Class A Common Stock issued and outstanding immediately prior to the Effective Time (as defined in the Agreement) shall be converted into and become a right to receive per share (A) at Closing (as defined in the Agreement) that number of shares of Hach Common Stock as shall have an aggregate value equal to $17.465651, with each share of Hach Common Stock valued at the average of its daily closing prices on the Nasdaq National Market over a 20 day period ending five business days prior to the Effective Time and (B) a proportionate share of the consideration delivered into escrow at Closing, subject to the terms of the escrow (collectively, the "Class A Merger Consideration"); and

          (ii) each share of ETS Class B Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into and become a right to receive per share (A) at Closing (1) cash, (2) that number of shares of Hach Common Stock and (3) that number of shares of Hach Class A Common Stock, as shall have an aggregate value equal to $14.749656, with each of the Hach Common Stocks valued at the average of its daily closing prices on the Nasdaq National Market over a 20 day period ending five business days prior to the Effective Time and (B) a proportionate share of the consideration delivered into escrow at Closing, subject to the terms of the escrow (collectively, the "Class B Merger Consideration"). Hach shall have the right, in its sole discretion, to determine the allocation of the components of the consideration to be paid to the holders of ETS Class B Common Stock; provided that (x) the aggregate values of the Hach Class A Common Stock issued upon the Merger and Hach Common Stock shall be equal and (y) the cash to be paid will not be less than $6,878,400 or greater than $7,343,875.

          In order to provide for the payment and satisfaction of certain indemnification obligations contained in the Agreement, cash and Hach Common Stocks with an aggregate value of $1,750,000 (allocated among the ETS shareholders in the same proportion as the consideration delivered to ETS shareholders at Closing) will be held in escrow by an escrow agent, pursuant to the terms and considers of an escrow agreement to be signed and delivered at Closing. Subject to the satisfaction of the indemnification obligations secured by the escrow, the cash and shares of Hach Common Stocks will be released from the escrow on the third anniversary of the Effective Time. Dividends and distributions with respect to the Hach Common Stocks held in escrow will be paid to the escrow agent and held as part of the

Environmental Test Systems, Inc.
Hach Company
March 24, 1998
Page 10

     escrow deposit, subject to release from time to time on terms and conditions as described in the escrow agreement.

          No fractional shares of the Hach Common Stocks will be issued with respect to fractional share interests arising from the exchange ratio specified above. Rather, any shareholder of ETS entitled to a fractional share interest of the Hach Common Stocks will receive cash in lieu thereof in an amount equal to such fraction multiplied by the Average Price Per Share (as defined in the Agreement) of the Hach Common Stocks. The payment of cash in lieu of fractional share interests of the Hach Common Stocks is solely for the purpose of avoiding the expense and inconvenience to Hach of issuing fractional shares and does not represent separately bargained-for consideration.

          No cash or other property, except for Merger consideration as described above and cash paid in lieu of fractional shares, will be allocated to the shareholders of ETS. Shareholders of ETS who properly exercise and perfect statutory dissenters' rights shall have the rights accorded to dissenting shareholders under Indiana Business Corporation Law, as amended.

          The Agreement will be submitted to the shareholders of ETS for approval at a meeting called and held in accordance with applicable law and the Articles of Incorporation and By-Laws of ETS.
     Approval of the Merger by the shareholders of Hach is not contemplated or required. The Merger requires approval by the Boards of Directors of Hach and ETS.

          The proposed Merger is subject to approval by the Federal Trade Commission. The above-referenced regulatory agency has approved the Merger.

          The shares of the Hach Common Stocks will, when issued to non-dissenting shareholders of ETS in accordance with the Agreement, be validly issued, fully paid and nonassessable and registered under the Securities Act of 1933, as amended.

Environmental Test Systems, Inc.
Hach Company
March 24, 1998
Page 11

                                     ASSUMPTIONS

          In connection with the Merger, we have relied upon the following assumptions for the purpose of issuing this opinion:

          1. As Hach owns one hundred percent (100%) of the capital stock of Mergerco, no additional Mergerco capital stock is being issued or exchanged in the Merger.

          2. There is no plan or intention by the shareholders of ETS who own one percent (1%) or more of the shares of the ETS Common Stocks, and there is no plan or intention on the part of the remaining shareholders of ETS, to sell, exchange or otherwise dispose of a number of shares of the Hach Common Stocks received in the Merger that would reduce the ETS shareholders' ownership of the Hach Common Stocks to a number of shares having a value, as of the effective time of the Merger, of less than fifty percent (50%) of the value of all of the formerly outstanding shares of the ETS Common Stocks as of the same date. For purposes of this assumption, shares of the ETS Common Stocks exchanged for cash or other property, surrendered by dissenters or exchanged for cash in lieu of fractional shares of the Hach Common Stocks will be treated as outstanding the ETS Common Stocks as of the effective time of the Merger. Moreover, shares of The ETS Common Stocks and shares of The Hach Common Stocks held by ETS shareholders and otherwise sold, redeemed, or disposed of prior or subsequent to the effective time of the Merger will be considered in making this assumption. No ETS shareholders will exercise their dissenter's rights.

          3. Mergerco will acquire at least ninety percent (90%) of the fair market value of the net assets and at least seventy percent (70%) of the fair market value of the gross assets held by ETS immediately prior to the Merger. For purposes of this assumption, amounts paid by ETS to dissenters, amounts paid by ETS to shareholders who receive cash or other property, amounts of ETS assets used to pay its reorganization expenses, and amounts of all redemptions and distributions (except for regular, normal dividends) made by ETS immediately preceding the transfer, will be included as assets of ETS held immediately prior to the effective time of the Merger.

          4. Prior to the Merger, Hach will be in control of Mergerco within the meaning of Section 368(c) of the Code.

Environmental Test Systems, Inc.
Hach Company
March 24, 1998
Page 12

          5. Following the Merger, Mergerco will not issue additional shares of its common stock that would result in Hach losing control of Mergerco within the meaning of Section 368(c) of the Code.

          6. Mergerco has no plan or intention to reacquire any of its common stock constructively issued in the Merger. Hach has no plan or intention to reacquire any of its common stock issued in the Merger other than through unrelated periodic purchases on an anonymous basis on the open market at open market prices.

          7. Hach has no plan or intention to liquidate Mergerco; to merge Mergerco with and into another corporation; to sell or otherwise dispose of the common stock of Mergerco; or to cause Mergerco to sell or otherwise dispose of any of the assets of ETS acquired in the Merger, except for dispositions made in the ordinary course of business or transfers described in Section 368(a)(2)(C) of the Code.

          8. The liabilities of ETS assumed by Mergerco and the liabilities to which the transferred assets of ETS are subject were incurred by ETS in the ordinary course of its business.

          9. The fair market value of the Hach Common Stocks and other consideration received by each ETS shareholder will be approximately equal to the fair market value of the ETS Common Stocks surrendered in the exchange.

          10. Following the Merger, Mergerco will continue the historic business of ETS or use a significant portion of ETS's historic business assets in a business.

          11. Hach, Mergerco, ETS and the shareholders of ETS will pay their respective expenses, if any, incurred in connection with the Merger.

          12. There is no intercorporate indebtedness existing between Hach and ETS or between Mergerco and ETS that was issued, acquired or will be settled at a discount.

          13. No two parties to the Merger are investment companies as defined in Section 368(a)(2)(F)(iii) and (iv) of the Code.

Environmental Test Systems, Inc.
Hach Company
March 24, 1998
Page 13

          14. ETS is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.

          15. The fair market value of the assets of ETS transferred to Mergerco will equal or exceed the sum of the liabilities assumed by Mergerco plus the amount of liabilities, if any, to which the transferred assets are subject.

          16. The payment of cash in lieu of fractional shares of the Hach Common Stocks resulting from the Merger exchange ratio under the Agreement is solely for the purpose of avoiding the expense and inconvenience to Hach of issuing fractional shares of the Hach Common Stocks and does not represent separately bargained-for consideration. The total cash consideration that will be paid in the Merger to ETS shareholders instead of issuing fractional shares of the Hach Common Stocks will not exceed one percent (1%) of the total consideration that will be issued in the Merger to the ETS shareholders in exchange for their shares of the ETS Common Stocks. The fractional share interests of each ETS shareholder will be aggregated, and no ETS shareholder will receive cash in an amount equal to or greater than the value of one (1) full share of the Hach Common Stocks.

          17. None of the compensation received by any shareholder-employee of ETS will be separate consideration for, or allocable to, any of their shares of the ETS Common Stocks; none of the shares of the Hach Common Stocks received by any shareholder-employee of ETS will be separate consideration for, or allocable to, any employment agreement; and the compensation paid to any shareholder-employee of ETS will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's-length for similar services.

                                       OPINION

          Based solely upon the facts, assumptions and other information set forth herein, and so long as such facts, assumptions and other information are true and correct on the date of consummation of the Merger, it is our opinion with respect to the Merger that:

          1. Provided that the merger of ETS with and into Mergerco qualifies as a statutory merger under applicable law, and, following the Merger, Mergerco

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Hach Company
March 24, 1998
Page 14


               will hold substantially all of its assets and the assets of ETS, and, in the Merger the shareholders of ETS will constructively exchange an amount of stock constituting control of ETS (within the meaning of Section 368(c) of the Code) solely for voting Hach Common Stocks, the proposed merger will constitute a reorganization within the meaning of Section 368(a)(1)(A) and Section 368(a)(2)(D) of the Code. The reorganization will not be disqualified by reason of the fact that voting stock of Hach is being used in the merger. For purposes of this opinion, "substantially all" means at least ninety percent (90%) of the fair market value of the net assets and at least seventy percent (70%) of the fair market value of the gross assets of ETS. Hach, Mergerco and ETS will each be a "party to a reorganization" within the meaning of Section 368(b) of the Code.

          2. No gain or loss will be recognized by ETS on the transfer of substantially all of its assets to Mergerco and the assumption by Mergerco of the liabilities of ETS.

          3. No gain or loss will be recognized by Hach or Mergerco on the receipt by Mergerco of substantially all of the assets of ETS in constructive exchange for the Hach Common Stocks and the assumption by Mergerco of ETS's liabilities.

          4. No gain or loss will be recognized by the shareholders of ETS upon the deemed exchange of the ETS Common Stocks solely for the Hach Common Stocks.

          The opinions expressed herein represent our conclusions as to the application of existing federal income tax law to the facts as presented to us relating to the Merger, and we give no assurance that changes in such law or any interpretation thereof will not affect the opinions expressed by us. Moreover, there can be no assurance that these opinions will not be challenged by the Internal Revenue Service or that a court considering the issues will not hold contrary to such opinions. We express no opinion on the treatment of the Merger under the income tax laws of any state or other taxing jurisdiction. We assume no obligation to advise you of any changes concerning the above, whether or not deemed material, which

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Page 15

     may hereafter come or be brought to our attention. The opinions expressed herein are a matter of professional judgment and are not a guarantee of result.

          This opinion letter is addressed to you and is solely for your use in connection with the Merger and your role as members of your respective Boards of Directors. We assume no professional responsibility to any other person or entity whatsoever, including, without limitation, any shareholder of Hach or any shareholder of ETS. Accordingly, the opinions expressed herein are not to be utilized or quoted by, or delivered or disclosed to, in whole or in part, any other person, corporation, entity or governmental authority without, in each instance, our prior written consent.

                                 Very truly yours,


                                /s/KRIEG DeVAULT ALEXANDER & CAPEHART
                                KRIEG DeVAULT ALEXANDER & CAPEHART